                                                            Exhibit 99.1


           DAN RIVER INC. FILES VOLUNTARY CHAPTER 11 PETITION TO
                      FACILITATE DEBT RESTRUCTURING;
           RECEIVES COMMITMENT FOR UP TO $145 MILLION IN DEBTOR
                          IN POSSESSION FINANCING

Danville, Va., March 31, 2004. - Dan River Inc. (Other OTC: DVER.PK) announced today that it has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to facilitate a restructuring of the Company's debt. In conjunction with the filing, Dan River has received a commitment for up to $145 million in new debtor-in-possession (DIP) financing. Upon Bankruptcy Court approval, the DIP financing will help provide funding for the Company's ongoing operations. Dan River expects to utilize the Chapter 11 process to reduce its debt and strengthen its balance sheet. The Company emphasized that the restructuring process is not expected to impact its ability to fulfill its obligations to its employees or customers.

Joseph L. Lanier, Jr., Chairman and CEO of Dan River emphasized that the filing was primarily necessitated by the Company's over-leveraged balance sheet. "This restructuring, once fully implemented, should provide Dan River with a much improved balance sheet and a capital structure that is more appropriate for the current economic and market conditions," Lanier said.

"The strength of our operations and our ability to generate positive cash flow distinguish Dan River from other companies in our industry that have gone through this process and failed," said Lanier. "In the last several months we have taken steps to reduce our costs by streamlining our operations. We have closed manufacturing facilities, reduced our workforce, and eliminated excess inventory. We believe that the financial restructuring will allow us to emerge from Chapter 11 with a much-improved balance sheet and a healthy business that is positioned to achieve long-term success," Lanier said.

"We believe that, under the circumstances, filing for Chapter 11 was the best course of action for Dan River. This action enables us to continue operating our business without interruption while implementing a debt restructuring in a Court-supervised and controlled environment," Lanier said.

"We do not anticipate that our customers and suppliers will experience a change in the way we do business with them," said Lanier. "We have taken steps to make sure that vendors get paid in full in the ordinary course of business for all goods and services provided after the filing date, and that our customers continue to receive the same high quality goods and services to which they are accustomed. Our new DIP financing, combined with the Company's cash from operations, is expected to provide sufficient funding for operations during the Chapter 11 process."

Ongoing employee compensation and benefit programs are being presented to the Court for approval as part of the Company's "first day" motions. The Company anticipates that the Court will approve these requests, thereby ensuring that employees will be paid and that qualified employee benefits programs will remain intact.

Lanier also emphasized that the Company's relatively simple capital structure should expedite the restructuring process and said that the Company was hopeful it would be able to emerge from Chapter 11 by the end of the year.

Lanier concluded, "I would like to thank our customers, vendors and business partners for their continued support during this process. We also appreciate the ongoing loyalty and support of our employees. Their dedication and hard work are critical to our success and to the future of the Company. Our management team is committed to making this financial restructuring successful and leading Dan River towards a bright future."

The Company's Chapter 11 petitions were filed in the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division. Details regarding the filing can be found at www.danriver.com and at www.bmccorp.net/danriver.

The Company also announced that its Annual Report on Form 10-K is expected to be filed on or about April 19, 2004 and that its Annual Meeting of Shareholders, originally scheduled for April 30, 2004, has been postponed until a date to be determined by the Board of Directors.

Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions, apparel fabrics and industrial textiles markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows, and draperies for the adult, juvenile, and institutional markets. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel. Additionally, Dan River manufactures and markets specialty engineered textile products used in making high-pressure hoses and other industrial products.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ. There can be no assurance that the Company's restructuring will be successful. The Company's results of operations could be materially and adversely affected by numerous market and industry factors outside of its control; in particular, further weakening of demand for the Company's products could have an adverse effect on its operating results. Additional factors related to its restructuring efforts that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: the Company's ability to obtain court approval for its DIP facility; restrictions which might be imposed by the court in relation to the Company's first day papers or other motions filed with the bankruptcy court; the ability of the Company to meet requirements imposed by the lenders under the Company's DIP facility; risks associated with third parties seeking and obtaining court approval to terminate or shorten plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts and licenses that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to attract and retain customers; and the ability of the Company to attract, retain and compensate key executives. Additional risks associated with the Company's business are detailed in its annual report on Form 10-K filed with the SEC on February 21, 2003.